[LOGO]                                               [The Cooper Companies LOGO]

NEWS RELEASE                                       21062 Bake Parkway, Suite 200
                                                   Lake Forest, CA 92630
                                                   888-822-2660
                                                   Fax: (949) 597-0662

     CONTACT:

     Norris Battin
     The Cooper Companies, Inc.
     ir@coopercompanies.com

     FOR IMMEDIATE RELEASE

          THE COOPER COMPANIES REPORTS FOURTH QUARTER AND 2003 RESULTS

              Fourth Quarter Revenue Up 19%; EPS Up 23% to 64 Cents
            Fiscal Year Revenue Rises 31%; EPS Increases 36% to $2.13
  Estimated First Quarter 2004 Revenue $105 to $108 Million; EPS 52 to 54 Cents

LAKE FOREST, Calif., December 11, 2003 -- The Cooper Companies, Inc. (NYSE: COO) today reported results for its fourth quarter and fiscal year ended October 31, 2003.

     o Fourth quarter revenue $113 million, 19% above fourth quarter 2002. Fiscal 2003 revenue $411.8 million, 31% above 2002.

     o    Fourth quarter EPS 64 cents, up 23%. Fiscal year EPS $2.13, up 36%.

     o Earnings before taxes, depreciation and amortization ("cash flow") per share 94 cents, up 27% from 74 cents in fourth quarter 2002; fiscal 2003 up 30% to $3.19 from $2.45 in fiscal 2002.

     o Operating cash flow $29 million for the quarter; $77 million for fiscal 2003.

Revenue and Earnings Guidance

Cooper currently expects fiscal 2004 revenue of about $465 million to $477 million, and earnings per share of $2.48 to $2.51, assuming a 23% tax rate. (Previous fiscal 2004 guidance was revenue of about $460 million to $470 million, and earnings per share of $2.46 to $2.51, assuming a 23% tax rate.)

In fiscal 2004, CooperVision expects worldwide revenue to grow to about $375 million to $385 million, one and one-half to two times faster than the worldwide soft lens market, with strong specialty lens sales in the U.S. and continued growth both in Japan and in Europe, where it will introduce several new products.

CooperSurgical expects that 2004 revenue will range from $90 million to $92 million with an operating margin in the mid-twenties.

In the first quarter of 2004, Cooper expects revenue to range from $105 million to $108 million with earnings per share of 52 to 54 cents. CVI expects revenue between $83 million and $85 million, assuming the same foreign exchange rates as in the fourth quarter. CSI expects revenue between $22 million and $23 million.

2003 Performance

Commenting on the year's results, Chief Executive Officer A. Thomas Bender said, "The Cooper Companies had another strong year, continuing the consistent performance it has delivered since 1995. Compared to 2002, revenue grew 31%, operating income grew 42%, earnings per share were up 36% and cash flow per share increased 30%. Our five year compounded annual growth in revenue is 23%, in operating income 26%, in earnings per share 36% and in cash flow per share 27%.

"According to independent sales audit data, CooperVision (CVI), our contact lens business, improved its market position in all of the major markets where it competes. We estimate that our worldwide market share exceeds 10%, up from 5% three years ago. In the United States, the world's largest market, CVI has increased its share about 4.5 points to 13% in this same time period, and is now the nation's third largest contact lens manufacturer. Year to date, our U.S. business grew 26% compared to 7% market growth.

"CooperSurgical (CSI), our women's health care business, continued to execute successfully its strategy of consolidating the market through acquisition, completing two transactions during the fiscal year and one in December after the year closed."

Fiscal 2003 Business Unit Summary Operating Income Statements ($'s in millions)

--------------------------------------------------------------------------------
                                   CooperVision                   CooperSurgical
                          ------------------------------------------------------
                                      %       % Inc.              %       % Inc.
                           2003    Revenue   vs 2002    2003   Revenue   vs 2002
----------------------------------------------------   -------------------------
Net sales                 $329.6     100%      35%     $82.2     100%      15%
Cost of sales              108.6      33%      34%      38.0      46%       9%
                          ------                       -----
Gross profit               221.0      67%      36%      44.2      54%      21%
SG&A                       127.4      39%      29%      23.7      29%      16%
R&D and amortization         4.8       1%      27%       2.3       3%      15%
                          ------                       -----
Total operating expense    132.2      40%      29%      26.0      32%      16%
                          ------                       -----
Operating income          $ 88.8      27%      47%     $18.2      22%      29%
                          ======                       =====
--------------------------------------------------------------------------------

Fourth Quarter 2003 Revenue and Expense Summary

Cooper's quarterly revenue of $113 million was 19% above last year's fourth quarter, 14% in constant currency. Gross margin was 66%, the same as in last year's fourth quarter as lower margin sales to distributors outside the U.S. and a weaker U.S. dollar offset improvements in manufacturing efficiency.

Selling, general and administrative expenses grew 15% (10% in constant currency) and decreased to 39% of revenue from 40% in last year's fourth quarter. While corporate expenses declined 12% from last quarter, they increased by 73% to $3 million over the fourth quarter of 2002. These expenses include continuing costs to maintain Cooper's global trading arrangement and to comply with new corporate governance requirements.

In 2004 Cooper expects that corporate governance expenses will continue to increase, while expenses for the global trading arrangement will flatten.

Fourth quarter 2003 research and development expense was $1.6 million, up 11% over the fourth quarter of 2002, supporting previously announced plans to develop both new and improved contact lens products.

Operating income grew 30% and the quarter's operating margin improved to 26% of revenue versus 23% in last year's fourth quarter. Total operating expenses were 41% of revenue, down from 42% last year.

Currency fluctuations did not materially impact operating income in the quarter. Because CVI manufactures the majority of its lenses in the United Kingdom with costs denominated in pounds sterling, the unfavorable currency translation of manufacturing and operating costs tends to offset the currency gains on overseas revenue.

Income before taxes grew 36%, reflecting strong quarterly operating results and lower interest expense.

The effective tax rate (ETR) for fiscal 2003 (provision for taxes divided by income before taxes) was 24% compared to 25% for fiscal 2002. Because the ETR for fiscal 2002 was adjusted downward in the fourth quarter, the ETR in that quarter was 21%.

Interest expense fell 18%, reflecting primarily a general decrease in interest rates and the Company's refinancing of certain debt that carried higher interest rates.

Balance Sheet and Cash Flow Highlights

     o At the end of the fourth fiscal quarter, Cooper's days sales outstanding (DSO's) decreased to 67 days from 71 days a year ago. Cooper expects future DSO's in the upper 60's to low 70's.

     o    Inventory months on hand was 7.0 months at the end of both years.

     o Capital expenditures were about $11 million in the quarter, $34 million for the year, primarily to expand manufacturing capacity and continue the rollout of new information systems in selected locations including several outside the United States.

     o Depreciation and amortization was $3.4 million for the quarter, $12.5 million for the year.

Business Unit Operating Highlights ($'s in millions)

----------------------------------------------------------------------------------
                               Three Months Ended October 31,
----------------------------------------------------------------------------------
                Revenue                                 Operating Income
-------------------------------------   ------------------------------------------
                                  %                      %     %Revenue   %Revenue
                 2003     2002   Inc.    2003    2002   Inc.     2003       2002
----------------------------------------------------------------------------------
CVI             $ 90.9   $75.0    21%   $26.4   $19.9    32%      29%        27%
CSI               22.1    19.7    12%     5.5     4.0    39%      25%        20%
                ------   -----          -----   -----
Subtotal         113.0    94.7    19%    31.9    23.9    33%      28%        25%
HQ Expense          --      --    --     (3.0)   (1.7)   --       --         --
                ------   -----          -----   -----
----------------------------------------------------------------------------------
   TOTAL        $113.0   $94.7    19%   $28.9   $22.2    30%      26%        23%
                ======   =====          =====   =====

----------------------------------------------------------------------------------

------------------------------------------------------------------------------------
                               Twelve Months Ended October 31,
------------------------------------------------------------------------------------
                Revenue                                    Operating Income
--------------------------------------   -------------------------------------------
                                   %                       %     %Revenue   %Revenue
                 2003     2002    Inc.     2003    2002   Inc.     2003       2002
------------------------------------------------------------------------------------
CVI             $329.6   $243.9    35%   $ 88.8   $60.4    47%      27%        25%
CSI               82.2     71.4    15%     18.2    14.1    29%      22%        20%
                ------   ------           -----   -----
Subtotal         411.8    315.3    31%    107.0    74.5    44%      26%        24%
HQ Expense          --       --    --     (11.8)   (7.5)   --       --         --
                ------   ------           -----   -----
------------------------------------------------------------------------------------
   TOTAL        $411.8   $315.3    31%    $95.2   $67.0    42%      23%        21%
                ======   ======           =====   =====

------------------------------------------------------------------------------------

CooperVision

CVI fourth quarter revenue was $90.9 million, up 21%, about 15% in constant currency, and $329.6 million for the fiscal year, up 35% or 28% in constant currency.

"In our fourth quarter," said Bender, "CVI significantly outpaced both the market and the results reported for the third calendar quarter by our four direct competitors. Our specialty lens franchise -- toric, cosmetic, and multifocal lenses and lenses to alleviate dry eye symptoms -- continues to gain momentum, while our value-added monthly disposable spherical products continue to capture market share from two-week commodity disposable spherical lenses."

CVI's operating margin in the fourth quarter was 29% versus 27% in last year's fourth quarter and 27% for fiscal 2003 versus 25% for fiscal 2002.

CooperSurgical

CSI revenue grew 12% in the quarter to $22.1 million and 15% for the fiscal year to $82.2 million. Virtually all of the fourth quarter's revenue growth came from recent acquisitions.

CSI's operating margin in the fourth quarter was 25%, up from 20% in last year's fourth quarter and 22% for the fiscal year, up from 20% the previous year.

After the close of the year, CSI announced the purchase from privately held SURx, Inc., of the assets and associated worldwide license rights for the Laparoscopic (LP) and Transvaginal (TV) product lines of its Radio Frequency
(RF) Bladder Neck Suspension technology, which uses radio frequency based thermal energy instead of implants to restore continence.

RF Bladder Neck Suspension is a minimally invasive procedure used to treat genuine stress incontinence (GSI). Using low power, bipolar RF energy, the procedure shrinks tissue in the pelvic floor to lift the urethra and bladder neck to a more normal anatomical position. This procedure can be performed using either a laparoscopic or a transvaginal approach.

The SURx System consists of a small, lightweight 15 watt SURx Radio Frequency Generator that delivers RF energy to a single use handheld applicator for each surgical approach.

CVI Business Details

Worldwide Contact Lens Market

Revenue reported for the first nine months of 2003 by the five leading contact lens manufacturers that represent 95% of the global market indicates that the worldwide market grew 14%, or 8% in constant currency. Cooper estimates that the worldwide market for soft contact lenses is $3.4 billion annually.

"The market remains strong," said Bender, "notably in the United States where recent independent audit data reported both new and total practitioner office visits for contact lenses up about 8% in the third calendar quarter and revenue up 9%."

CVI Organic Growth

CVI's revenue includes its purchase of the contact lens business of Biocompatibles plc beginning in March 2002. To measure organic growth, the data below includes their sales for November 2001 through February 2002 when CVI did not own them.

Fourth Quarter and Year-To-Date Contact Lens Revenue

     o Worldwide CVI revenue grew 21% in the fourth quarter, about 15% in constant currency, and was 23% ahead for the year, about 16% in constant currency.

     o Revenue for specialty lenses -- toric lenses, cosmetic lenses, multifocal lenses and lenses to alleviate dry eye symptoms -- grew 28% in the fourth quarter, 29% for the year, and now accounts for over 60% of CVI's worldwide business and 70% of its revenue in the United States.

     o Sales of toric lenses, which correct astigmatism, increased 29% in the quarter, 21% for the year and now represent about 40% of CVI's revenue. Sales of disposable torics grew 54% in the quarter and 45% for the year, and now represent 61% of our total toric sales.

     o CVI's disposable spherical lens business grew 37% both in the fourth quarter and for the fiscal year reflecting the ongoing transition worldwide from commodity two-week spheres to monthly disposable spheres that offer unique patient benefits such as CVI's Proclear brand for patients with dry eye symptoms.

CVI Geographic Revenue Highlights

     o Revenue in the United States, about half of CVI's business, grew 22% in the quarter and 20% for the fiscal year.

     o Revenue outside the United States grew 20% in the quarter and was 25% ahead for the year, 12% in constant currency.

     o European revenue, 33% of CVI's revenue in the quarter, grew 12% and 19% for the year.

     o Asia-Pacific revenue more than doubled over the fourth quarter of 2002 and grew 89% year over year to $17 million, 5% of CVI's business. Cooper expects revenue in this region to grow in excess of 35% in 2004.

CVI New Products

During the year, CVI launched Frequency Multifocal in markets outside the United States. Total 2003 worldwide revenue was about $6 million. CVI also broadened the distribution of Proclear Toric disposable lenses and introduced Expressions Accents, disposable cosmetic products that accentuate the natural color of the eye.

Continuing to build on the Proclear franchise, CVI has accelerated its plans to introduce Proclear Multifocal, which is now scheduled for launch in the next six months, first in Europe and then in the United States.

Offering of Convertible Senior Debentures

In June, the Company completed the sale, in a private placement, of $115 million of 2.625% convertible senior debentures due 2023. The debentures will be convertible, under certain conditions, into shares of Cooper's common stock at an initial conversion price of approximately $44.40 per share. A portion of the net proceeds was used to reduce amounts drawn under its revolving credit facility, and the remainder will be used for general corporate purposes, including possible future acquisitions.

Operating Cash Flow

Primarily due to strong operating results and U.S. federal tax savings resulting from net operating loss carryforwards, Cooper's fourth quarter operating cash flow was $29 million, $77 million for fiscal 2003. Excluding $34 million in capital expenditures during 2003, "free cash flow" was $43 million.

Cooper expects to generate approximately $90 million in operating cash flow in fiscal 2004.

Non-GAAP Financial Measures

Cooper's earnings before taxes, depreciation and amortization ("cash flow") per share for the fourth quarter of fiscal 2003 was 94 cents compared to 74 cents for the fourth quarter of 2002.

Although "cash flow per share" is a non-GAAP financial measure, we disclose it because we believe it is an appropriate measure of our liquidity and financial strength, particularly when calculated consistently over time. Cooper has been reporting "cash flow per share" since 1999.

In Cooper's case, earnings before taxes, depreciation and amortization per share is more informative than the more common non-GAAP measure of liquidity called "earnings before interest, taxes, depreciation and amortization." This is because, unlike most companies, Cooper does not anticipate paying federal income taxes until about 2007, when it expects to exhaust its U.S. net operating loss carryforwards. This cash savings gives Cooper a significant competitive advantage, as most companies spend a large portion of their pretax profits on taxes. Furthermore, we do not add back interest expense because it is a cash charge.

"Cash flow per share" is not a substitute for the GAAP measure of operating cash flow. We present this data to increase awareness that income taxes provided for in our statement of income are essentially all noncash provisions, which go toward reducing our recorded deferred tax asset in accordance with accounting principles generally accepted in the United States.

To calculate "cash flow per share," we add back noncash charges for depreciation and amortization to income before income taxes, and then divide the result by the average number of shares outstanding used to calculate diluted earnings per share. In the tables below, we reconcile earnings per share (the closest GAAP disclosure) to "cash flow per share" for all periods reported using the same diluted per share figures.

                                Three Months Ended October 31,
                           -----------------------------------------
                                  2003                  2002
                           -------------------   -------------------
                            $(000)   Per Share    $(000)   Per Share
                           -------   ---------   -------   ---------
Net income                 $21,041     $0.64     $16,191     $0.52
                                       =====                 =====
Add:
   Income taxes              6,645                 4,202
   Depreciation              3,041                 2,668
   Amortization                392                   212
                           -------               -------
"Cash Flow Per Share"      $31,119     $0.94     $23,273     $0.74
                           =======     =====     =======     =====

Shares (000)                33,033                31,335
                           =======               =======

                                Twelve Months Ended October 31,
                           ------------------------------------------
                                   2003                  2002
                           --------------------   -------------------
                            $(000)    Per Share    $(000)   Per Share
                           --------   ---------   -------   ---------
Net income                  $68,770     $2.13     $48,875     $1.57
                                        =====                 =====
Add:
   Income taxes              21,717                16,294
   Depreciation              10,990                 9,892
   Amortization               1,535                 1,477
                           --------               -------
"Cash Flow Per Share"      $103,012     $3.19     $76,538     $2.45
                           ========     =====     =======     =====

Shares (000)                 32,274                31,189
                           ========               =======

Earnings Per Share

All per share amounts reported are diluted per share amounts.

Conference Call

The Cooper Companies will hold a conference call to discuss its fourth quarter results today at 2 p.m. Pacific Standard Time. To access the live call, dial 1-800-884-5695. A replay will be available at 1-888-286-8010 approximately one hour after the call ends and remain available for five days. This call will also be broadcast live on The Cooper Companies' website, www.coopercos.com.

Forward-Looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These include statements about our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations are forward-looking. To identify these statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with new corporate governance regulatory requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates, including the potential cost of expensing stock options, and other events described in our Securities and Exchange Commission write off significant asset, including impaired goodwill, changes in accounting principles or estimates, including the potential cost of expensing stock options, and other events described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2002. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Its corporate offices are in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies' World Wide Web address is www.coopercos.com.

CooperVision, Inc., markets a broad range of contact lenses. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Farnborough and Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical, Inc., supplies diagnostic products, surgical instruments and accessories to the gynecology market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Bedminster, N.J., Cranford, N.J., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its World Wide Web address is www.coopersurgical.com.

Trademarks of The Cooper Companies, Inc., and its subsidiaries affiliates are italicized in this news release.

                          (FINANCIAL STATEMENTS FOLLOW)

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income
                  (In thousands, except for per share amounts)
                                   (Unaudited)

                                              Three Months Ended       Year Ended
                                                  October 31,          October 31,
                                              ------------------   -------------------
                                                2003       2002      2003       2002
                                              --------   -------   --------   --------
Net sales                                     $112,966   $94,721   $411,790   $315,306
Cost of sales                                   38,183    32,596    146,588    115,813
                                              --------   -------   --------   --------
Gross profit                                    74,783    62,125    265,202    199,493
Selling, general and administrative expense     43,867    38,291    162,852    126,730
Research and development expense                 1,579     1,422      5,573      4,315
Amortization of Intangibles                        392       212      1,535      1,477
                                              --------   -------   --------   --------
Operating income                                28,945    22,200     95,242     66,971
Interest expense                                 1,797     2,193      6,964      6,874
Other income, net                                  538       386      2,209      5,072
                                              --------   -------   --------   --------
Income before income taxes                      27,686    20,393     90,487     65,169
Provision for income taxes                       6,645     4,202     21,717     16,294
                                              --------   -------   --------   --------
Net income                                    $ 21,041   $16,191   $ 68,770   $ 48,875
                                              ========   =======   ========   ========

Diluted earnings per share                    $   0.64   $  0.52   $   2.13   $   1.57
                                              ========   =======   ========   ========

Number of shares used to compute earnings       33,033    31,335     32,274     31,189
                                              ========   =======   ========   ========

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                                                 October 31,
                                                             -------------------
                                                               2003       2002
                                                             --------   --------
                          ASSETS

Current assets:
   Cash and cash equivalents                                 $ 47,433   $ 10,255
   Trade receivables, net                                      84,607     74,545
   Marketable securities                                        5,746      2,750
   Inventories                                                 89,718     76,279
   Deferred tax assets                                         14,616     17,781
   Other current assets                                        22,104     17,300
                                                             --------   --------
      Total current assets                                    264,224    198,910
                                                             --------   --------
Property, plant and equipment, net                            116,277     87,944
Goodwill                                                      282,634    238,966
Other intangibles, net                                         15,888     14,651
Deferred tax assets                                            22,367     26,806
Other assets                                                    4,174      3,838
                                                             --------   --------
                                                             $705,564   $571,115
                                                             ========   ========

           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt                                              $ 20,658   $ 36,333
Other current liabilities                                      97,656     90,348
                                                             --------   --------
      Total current liabilities                               118,314    126,681
                                                             --------   --------
Long-term debt                                                165,203    127,318
Other liabilities                                                  --      5,674
                                                             --------   --------
      Total liabilities                                       283,517    259,673
                                                             --------   --------
Stockholders' equity                                          422,047    311,442
                                                             --------   --------
                                                             $705,564   $571,115
                                                             ========   ========

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